Exhibit 10.119

VENTURE GLOBAL, INC.

DIRECTOR RESTRICTED STOCK UNIT AWARD AGREEMENT

This Director Restricted Stock Unit Award Agreement (“Agreement”) is entered into by and between Venture Global, Inc. (the “Company”) and the participant whose name appears below (the “Participant”) in order to set forth the terms and conditions of Director Restricted Stock Units (the “DRSUs”) granted to the Participant under the Venture Global, Inc. 2025 Omnibus Incentive Plan (the “Plan”).

Participant’s Name:

Award Type	“Date of Grant”		Number of DRSUs		“Vesting Schedule”
DRSUs	[	•]	[	•]	The DRSUs shall vest in equal annual installments on each of the first four anniversaries of the grant date, subject to the Participant’s continuous service as a member of the Board of Directors of the Company through each applicable vesting date.

Subject to the attached Terms and Conditions and the terms of the Plan, which are incorporated herein by reference, the Company hereby grants to the Participant, on the Date of Grant, the number of DRSUs, with the Vesting Schedule as set forth above. Capitalized terms used but not otherwise defined herein or in the attached Terms and Conditions shall have the meanings ascribed to such terms in the Plan.

IN WITNESS WHEREOF, the Company has duly executed and delivered this Agreement as of the Date of Grant.

VENTURE GLOBAL, INC.		PARTICIPANT

By:
	Name:	Name:
Title:

PLEASE RETURN ONE SIGNED COPY OF THIS AGREEMENT TO:

Venture Global, Inc.

1001 19th Street North, Suite 1500

Arlington, VA 22209

Attn: General Counsel

VENTURE GLOBAL, INC.

VENTURE GLOBAL, INC. 2025 OMNIBUS INCENTIVE PLAN

Terms and Conditions of DRSU Grant

1.

GRANT OF DRSUs. The DRSUs have been granted to the Participant as an incentive for the Participant to continue to provide services to the Company and its Subsidiaries, and to align the Participant’s interests with those of the Company. Each DRSU corresponds to one Share. Each DRSU constitutes a contingent and unsecured promise by the Company to deliver one Share on the settlement date, as set forth in Section 3.

2.

VESTING; TERMINATION OF SERVICE. The DRSUs shall vest in accordance with the Vesting Schedule, subject to the Participant’s continuous service with the Company and its Subsidiaries through each applicable vesting date. Unless determined otherwise by the Committee, all unvested DRSUs shall otherwise be immediately forfeited upon the Participant’s Termination of Service for any reason.

3.

SETTLEMENT. Except as otherwise set forth in the Plan, vested DRSUs will be settled in Shares and the Participant shall receive the number of Shares that corresponds to the number of DRSUs that have become vested as of the applicable vesting date, which Shares shall be delivered on the date that is no later than sixty (60) days following the applicable vesting date, as determined in the Committee’s full and sole discretion. Notwithstanding the foregoing, if the Committee determines in its full and sole discretion that, for regulatory reasons, it is administratively impractical to settle the DRSUs in Shares, the DRSUs shall instead be settled in cash.

4.

DIVIDEND EQUIVALENT PAYMENTS. DRSUs will not entitle the Participant to any dividends with respect to the underlying Shares unless and until the DRSUs are settled into Shares. Notwithstanding the foregoing, if any dividend is declared on Shares after a DRSU has vested but before it settles into Shares, the Participant shall receive a payment in the same amount as the dividend the Participant would have received if he or she held Shares in respect of his or her DRSUs that have previously vested but not yet settled into Shares prior to the record date of the dividend (a “Dividend Equivalent”). No such Dividend Equivalents will be paid to the Participant with respect to any DRSU that is unvested as of the record date of the dividend. The Committee will determine the form of payment in its full and sole discretion and may pay Dividend Equivalents in Shares, cash or a combination thereof. The Company will pay the Dividend Equivalents on vested DRSUs within sixty (60) days following the vesting date of the DRSUs to which such Dividend Equivalents relate, as determined in the Committee’s full and sole discretion.

5.

NONTRANSFERABILITY. No portion of the DRSUs may be sold, assigned, transferred, encumbered, hypothecated, or pledged by the Participant unless and until payment is made in respect of vested DRSUs in accordance with the provisions hereof and the Participant has become the holder of record of the vested Shares issuable hereunder, other than (i) to the Company as a result of forfeiture of the DRSUs as provided herein, (ii) by will or the applicable laws of descent and distribution or (iii) as otherwise provided by the Committee.

6.	TAXES.

(a)

Responsibility for Taxes. The Participant shall be solely responsible for any applicable taxes (including, without limitation, income and excise taxes) and penalties, and any interest that accrues thereon, that the Participant incurs in connection with the receipt, vesting or settlement of any DRSUs granted hereunder (the “Tax Obligations”).

(b)

Default Sell-to-Cover Method. Participant agrees to make adequate arrangements satisfactory to the Company to satisfy all Tax Obligations. Subject to Section 6(c), Participant’s Tax Obligations will be satisfied with consideration received under a formal, broker-assisted cashless program adopted by the Company in connection with the Plan pursuant to this authorization (the “Sell-to-Cover Method”). In addition to Shares sold to satisfy the Tax Obligation, additional Shares will be sold to satisfy any associated broker or other fees. Only whole Shares will be sold through the Sell-to-Cover Method to satisfy any Tax Obligation and any associated broker or other fees. Any proceeds from the sale of Shares in excess of the Tax Obligation and any associated broker or other fees generated through the Sell-to-Cover Method will be paid to Participant in accordance with procedures the Company may specify from time to time. By accepting this Award, Participant expressly consents to the sale of Shares to cover the Tax Obligation (and any associated broker or other fees) through the Sell-to-Cover Method.

(c)

Committee Discretion. Notwithstanding the foregoing Sections 6(a) and 6(b), if the Committee determines it is in the best interests of the Company for Committee to satisfy Participant’s Tax Obligation by a method other than through the default Sell-to-Cover Method described in Section 6(b), it may permit or require Participant to satisfy Participant’s Tax Obligations, in whole or in part (without limitation), if permissible by applicable laws, with (i) cash in U.S. dollars, (ii) check designated in U.S. dollars or (iii) any other method approved in the sole discretion of the Committee.

7.	RIGHTS AS STOCKHOLDER. Except as provided in Section 4, the Participant will not have any rights as a stockholder in the Shares corresponding to the DRSUs prior to settlement of the DRSUs.

8.

SECURITIES LAW COMPLIANCE. The Company may, if it determines it is appropriate, affix any legend to the stock certificates representing Shares issued upon settlement of the DRSUs and any stock certificates that may subsequently be issued in substitution for the original certificates. The Company may advise the transfer agent to place a stop order against such Shares if it determines that such an order is necessary or advisable.

9.

COMPLIANCE WITH LAW. Any sale, assignment, transfer, pledge, mortgage, encumbrance or other disposition of Shares issued upon settlement of the DRSUs (whether directly or indirectly, whether or not for value and whether or not voluntary) must be made in compliance with any applicable constitution, rule, regulation or policy of any of the exchanges, associations or other institutions with which the Company has membership or other privileges, and any applicable law, or applicable rule or regulation of any governmental agency, self-regulatory organization or state or federal regulatory body.

10.	MISCELLANEOUS.

(a)

No Right to Continued Service. This Agreement shall not confer upon the Participant any right to continue in the service of the Company or a Subsidiary or to be entitled to any remuneration or benefits not set forth in this Agreement or the Plan nor interfere with or limit the right of the Company or a Subsidiary to modify the terms of or terminate the Participant’s service at any time.

(b)

No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan or the DRSUs.

(c)

Cancellation/Clawback. The Participant hereby acknowledges and agrees that the Participant and the DRSUs are subject to the terms and conditions of Section 18 of the Plan (regarding reduction, cancellation, forfeiture or recoupment of Awards upon the occurrence of certain specified events).

(d)

Plan to Govern. This Agreement and the rights of the Participant hereunder are subject to all of the terms and conditions of the Plan as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for the administration of the Plan.

(e)

Amendment. Subject to the restrictions set forth in the Plan, the Company may from time to time suspend, modify or amend this Agreement or the Plan. Subject to the Company’s rights pursuant to Sections 5(c), 14 and 19 of the Plan, no amendment of the Plan or this Agreement may, without the consent of the Participant, adversely affect the rights of the Participant in a material manner with respect to the DRSUs granted pursuant to this Agreement.

(f)

Severability. In the event that any provision of this Agreement shall he held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

(g)

Entire Agreement. This Agreement and the Plan contain all of the understandings between the Company and the Participant concerning the DRSUs granted hereunder and supersede all prior agreements and understandings.

(h)

Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the Participant’s death, acquire any rights hereunder in accordance with this Agreement or the Plan.

(i)

Governing Law. To the extent not preempted by federal law, this Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to any conflicts or choice of law, rule or principle that might otherwise refer the interpretation of the award to the substantive law of another jurisdiction.

(j)

Compliance with Section 409A of the Internal Revenue Code. The DRSUs are intended to comply with Section 409A of the Internal Revenue Code of 1986 (“Section 409A”) to the extent subject thereto, and shall be interpreted in accordance with Section 409A and treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Date of Grant. The Company reserves the right to modify the terms of this Agreement, including, without limitation, the payment provisions applicable to the DRSUs, to the extent necessary or advisable to comply with Section 409A and reserves the right to make any changes to the DRSUs so that the DRSUs do not become deferred compensation under Section 409A.

For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A.

If the DRSUs include a “series of installment payments” (within the meaning of Treas. Reg. § 1.409A-2(b)(2)(iii)), the Participant’s right to such series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment, and if the DRSUs include “dividend equivalents” (within the meaning of Treas. Reg. § 1.409A-3(e)), the Participant’s right to such dividend equivalents shall be treated separately from the right to other amounts under the DRSUs.

Notwithstanding any provision of the Plan or this Agreement to the contrary, in no event shall the Company or an Affiliate be liable to the Participant on account of failure of the DRSUs to (i) qualify for favorable U.S. or foreign tax treatment or (ii) avoid adverse tax treatment under U.S. or foreign law, including, without limitation, under Section 409A.